Exhibit 10.2

January 4, 2023
Ms. Katrina Lake

Re:    Chief Executive Officer Employment Offer Letter

Dear Katrina:

On behalf of the Board of Directors (the “Board”) of Stitch Fix, Inc. (the “Company”), I am pleased to confirm your role as Chief Executive Officer pursuant to the terms of this letter agreement (the “Agreement”). As discussed, the terms of this Agreement govern with respect to your employment, effective as of the start date set forth in paragraph 1 below.
1.Employment by the Company.
(a)Position. You will serve as the Company’s Chief Executive Officer. It is anticipated that you will serve in this position for six months (or such other period as may be agreed by you and approved by the Board) or until such earlier date as a new Chief Executive Officer begins employment. During the term of your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.
(b)Duties and Location. You will perform those duties and responsibilities as are customary for the position of Chief Executive Officer and as may be directed by the Board, to whom you will report. Your primary office location will be the Company’s offices in San Francisco, California. Notwithstanding the foregoing, the Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel.
(c)Start Date. Your start date will be January 5, 2023.
2.Base Salary and Employee Benefits.
(a)Salary. You will receive for services to be rendered hereunder base salary paid at the rate of $80,000 per year, less standard payroll deductions and tax withholdings. Your base salary will be paid on the Company’s ordinary payroll cycle. As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and position, and you will not be entitled to overtime compensation.
(b)Benefits. As a regular full-time employee, you will to be eligible to participate in the Company’s standard employee benefits offered to executive level employees, as in effect from time to time and subject to plan terms and generally applicable Company policies. Details about these benefit plans will be provided upon request. In the event the Company terminates your employment without Cause (as defined below), whether or not in connection with a Change in Control (as defined below), prior to July 6, 2023, the Company will continue to pay the cost of your health care coverage in effect at the time of your termination either under the Company’s regular health plan (if permitted), or by paying your COBRA premiums (the “COBRA Severance”), for a maximum of twelve months. The Company’s obligation to pay the COBRA Severance on your behalf will cease if you obtain health care coverage from another source (e.g., a new employer or spouse’s benefit plan), unless otherwise prohibited by applicable law. You must notify the Company within two weeks if you obtain coverage from a new source.
3.Expenses. The Company will reimburse you for reasonable travel, entertainment or other expenses incurred by you in furtherance or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. Additionally, the Company will reimburse you for additional day-to-day business related expenses such a parking and transportation to and from office, and other reasonable business-related expenses.
4.Equity Compensation. The Company will grant you two options to purchase shares of Class A common stock (each, an “Option” and together, the “Options”), effective as of January 6, 2023. The exercise price per share of the Options will be equal to the closing price quoted on the Nasdaq Global Select Market on the date the Option is granted, January 6, 2023. The Options will be granted in accordance with and subject to the Company’s 2017 Equity Incentive Plan (the “Plan”) and related documents, including the award grant notices that you will be required to sign. The first Option, for 150,000 shares (the “Cliff Vesting Option”), will vest upon the earlier to occur of July 5, 2023 and the first day of employment of a successor Chief Executive Officer, subject to your continued service with the Company as Chief Executive Officer (and not service in any other capacity) through such vesting date. Notwithstanding the foregoing, in the event (a) the Company terminates your employment as Chief Executive Officer without Cause (as defined below), whether or not in connection with a Change in Control (as defined below), prior to July 6, 2023, or (b) you resign from your position as Chief Executive Officer for Good Reason (as defined below), then 100% of the shares shall be deemed immediately vested and exercisable as of your last day of employment as Chief Executive Officer of the Company. In the case of either (a) or (b) as set forth in the previous sentence, acceleration of vesting will be subject to your execution and the effectiveness of a release of claims in favor or and in a form provided by the Company. The second Option, for 50,000 shares, will vest upon the first day of employment of a successor Chief Executive Officer, provided the successor is offered the role prior to July 5, 2023, subject to your continued service with the Company as Chief Executive Officer (and not service in any other capacity) through such first date of employment. The Options will cease to be exercisable after your Continuous Service (as defined in the Plan) has ended, with the applicable expiration date being set forth in the award agreement for the Option. Any other options or restricted stock units for the Company’s Class A common stock granted to you previously will be governed by the applicable plan and related documents pursuant to which they were granted.
5.Compliance with Confidentiality Agreement and Company Policies. As a condition of your employment, you must execute and deliver to the Company and comply with the Arbitration, Confidential Information, Invention Assignment, and At-Will Employment Agreement in the form attached as Exhibit A (the “Confidentiality Agreement”). In addition, you are required to abide by the Company’s policies and procedures, as modified from time to time within the Company’s discretion (including without limitation, acknowledging in writing that you have read and will comply with any applicable Company Employee Handbook); provided, however, that in the event the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
6.Protection of Third Party Information. In your work for the Company, you will be expected not to make any unauthorized use or disclosure of any confidential or proprietary information, including trade secrets, of any former employer or other third party to whom you have contractual obligations to protect such information. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You represent that you are able to perform your job duties within these guidelines, and you are not in unauthorized possession of any unpublished documents, materials, electronically-recorded information, or other property belonging to any former employer or other third party to whom you have a contractual obligation to protect such property. In addition, you represent and warrant that your employment by the Company will not conflict with any prior employment or consulting agreement or other agreement with any third party, that you will perform your duties to the Company without violating any such agreement(s), and that you have disclosed to the Company in writing any contract you have signed that may restrict your activities on behalf of the Company.

7.At-Will Employment Relationship. You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. The at-will employment relationship between you and the Company may not be changed, except by a specific written agreement signed by a duly authorized member of the Board. We request that, in the event of resignation, you give the Company at least two weeks’ notice.
8.Return of Company Property. Upon the termination of your employment for any reason, within five days after your last day of employment with the Company (or earlier if requested by the Company), you will return to the Company all Company documents (and all copies thereof) and other Company property within your possession, custody or control, including, but not limited to, Company files, notes, financial and operational information, customer lists and contact information, product and services information, research and development information, drawings, records, plans, forecasts, reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, tablets, handheld devices, and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company, and all reproductions thereof in whole or in part and in any medium. You further agree that you will make a diligent search to locate any such documents, property and information and return them to the Company within the timeframe provided above. In addition, if you have used any personally-owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five days after your last date of employment, you must provide the Company with a computer-useable copy of such information and permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. If requested, you shall deliver to the Company a signed statement certifying compliance with this section.
9.Outside Activities. During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that (a) you may continue to serve on the board of directors of Glossier Inc. and may serve on such boards of directors of other companies as may be approved by the Board and (b) you may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.
10.Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(a)“Cause” for termination will mean your: (i) conviction (including a guilty plea or plea of nolo contendere) of any felony; (ii) commission or attempted commission of or participation in a fraud or act of dishonesty or misrepresentation against the Company; (iii) willful and continued failure to follow the lawful directions of the Board or the officers of the Company to whom you report, and failure to cure such failure within a reasonable time after receiving written notice from the Company of the claimed failure; (iv) deliberate harm or injury, or attempt to deliberately harm or injure, the Company; (v) willful misconduct that materially discredits or harms the Company or its reputation; (vi) material violation or breach of any written and fully executed contract or agreement between you and the Company, including without limitation, material breach of your Confidentiality Agreement, or of any Company policy, or of any statutory duty you owe to the Company; (vii) gross negligence or willful misconduct; (viii) failure to cooperate with any investigation as requested by the Board or officers of the Company to whom you report; or (ix) unauthorized use of confidential information that causes material harm to the Company. The determination that a termination is for Cause shall be made by the Board in its sole discretion.

(b)You shall have “Good Reason” for resigning from your position as Chief Executive Officer of the Company if any of the following actions are taken by the Company when you are Chief Executive Officer without your prior written consent: (i) a material reduction in your base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (ii) a material reduction in your duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title or change resulting from a Change in Control) shall not be deemed a “material reduction” in and of itself unless your new duties are materially reduced from the prior duties; or (iii) relocation of your principal place of employment to a place that increases your one-way commute by more than 35 miles as compared to your then-current principal place of employment immediately prior to such relocation. In order to resign for Good Reason, you must provide written notice to the Company’s Chief Legal Officer within 90 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, you must resign from all positions you then hold with the Company not later than 30 days after the expiration of the cure period.
(c)“Change in Control” shall have the meaning ascribed to such term in the Plan, as it may be amended from time to time.
11.Section 280G; Parachute Payments.
(a)If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
(b)Notwithstanding any provision of subsection (a) above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code (“Section 409A”) that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.
(c)Unless you and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 11. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within 15 days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.
(d)If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 11(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you agree to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 11(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 11(a), you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.
12.Dispute Resolution. Section 9 of the Confidentiality Agreement (Arbitration; Legal and Equitable Remedies) shall apply to the terms of this letter and any disputes that may arise in connection with your employment with the Company.
13.Miscellaneous. This Agreement, together with your Confidentiality Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written, with respect to the subject matters covered herein. Changes in your employment terms, other than those changes expressly reserved to the Company’s or Board’s discretion in this Agreement, require a written modification approved by the Company and signed by a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic image copies of signatures shall be equivalent to original signatures.
Sincerely,

/s/ Liz Williams
Liz Williams
Compensation Committee Chair

Reviewed, Understood, and Accepted:

/s/ Katrina Lake                        January 4, 2023
Katrina Lake                         Date

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